UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2006

FEDERAL HOME LOAN BANK OF CHICAGO

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 East Wacker Drive

Chicago, Illinois 60601

(Address of principal executive offices, including zip code)

(312) 565-5700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The Federal Home Loan Bank of Chicago (the "Bank") and its regulator, the Federal Housing Finance Board ("Finance Board") previously entered into a Written Agreement dated June 30, 2004, which was amended by Amendment No. 1 thereto on October 18, 2005. The terms of the Written Agreement impose a minimum capital requirement on the Bank under which the Bank must maintain a ratio of capital stock plus retained earnings to total assets of at least 4.5 percent, as well as an aggregate amount of outstanding capital stock of at least $3.978 billion.

On April 18, 2006, the Bank and the Finance Board entered into Amendment No. 2 to the Written Agreement, dated as of April 18, 2006. The amendment is effective immediately and reduces the minimum dollar amount of capital stock under the Bank's minimum capital requirement by $204 million from $3.978 billion to $3.774 billion. This will allow the Bank to redeem the stock of withdrawing members whose membership will terminate before the Bank's planned issuance of subordinated debt by the end of June, 2006.

Item 7.01 Regulation FD Disclosure

On April 18, 2006, the Bank issued a press release announcing approval by the Finance Board of the Bank's application to issue $1 billion of 10-year subordinated bonds, its Retained Earnings and Dividend Policy and its Revised Business Plan Strategies. A copy of the press release is included as Exhibit 99.1 to this report.

In connection with its approval of the subordinated debt issuance, the Finance Board also granted a series of waivers and approvals that would allow the Bank to use subordinated debt in determining compliance with its regulatory leverage requirement and to calculate its maximum permissible holdings of mortgage backed securities and unsecured credit, subject to phase-outs beginning in year six. Also, the Finance Board directed its staff to prepare further amendments to the Written Agreement to include subordinated debt in the satisfaction of the Bank's capital stock requirement and to establish a requirement that the Bank maintain a ratio of capital plus subordinated debt to assets of at least 4.5 percent. We believe those changes to the Written Agreement would facilitate an orderly redemption by the Bank of a portion of voluntary stock held by its member institutions. However, the Bank does not expect to enter into this further Written Agreement amendment until closer to the date of issuance of the subordinated debt.

The Bank anticipates that a copy of the Finance Board's Resolution and Order approving the Bank's application to issue subordinated bonds will be made available on the Finance Board's website at www.fhfb.gov in the near future.

On April 18, 2006, the Bank will send a letter, along with questions and answers about the announcement, to its members. The text of the letter is included as Exhibit 99.2 to this report.

The information being furnished pursuant to Item 7.01 of this Current Report on Form 8-K and the information contained in Exhibits 99.1 and 99.2 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended ("the Exchange Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit Number

99.1 Press Release, dated April 18, 2006, issued by the Federal Home Loan Bank of Chicago

99.2 Letter to Members and Q&A document, dated April 18, 2006, issued by the Federal Home Loan Bank of Chicago

Signature(s)

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago
By: /s/ Peter E. Gutzmer
Name: Peter E. Gutzmer
Date: April 18, 2006	Title: Executive Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

99.1	EXHIBIT 99.1 -- Press Release, dated April 18, 2006, issued by the Federal Home Loan Bank of Chicago
99.2	EXHIBIT 99.2 -- Letter to Members and Q&A document, dated April 18, 2006, issued by the Federal Home Loan Bank of Chicago